EXHIBIT 4.1

Warrant Number N-_____

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE.  THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS SUCH TRANSACTION IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR THE COMPANY IS PROVIDED WITH AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, ASSIGNMENT, PLEDGE OR OTHER TRANSFER IS IN COMPLIANCE WITH EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO TRANSFER OF ANY INTEREST IN THIS WARRANT OR THE SECURITIES PURCHASABLE UPON EXERCISE MAY BE EFFECTED WITHOUT FIRST SURRENDERING THIS WARRANT OR SUCH SECURITIES, AS THE CASE MAY BE, TO THE COMPANY OR ITS TRANSFER AGENT, IF ANY.

Warrant to Purchase
Shares of
Common Stock
As Herein Described

_______, 2015

WARRANT TO PURCHASE COMMON STOCK OF

ANTRIABIO, INC.

This is to certify that, for value received, _________, or a proper assignee (the “Holder”), is entitled to purchase up to ______ shares (“Warrant Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of AntriaBio, Inc., a Delaware corporation (the “Company”), subject to the provisions of this Warrant Number N-_____ from the Company.  This Warrant shall be exercisable at $2.34 per share (the “Exercise Price”). This Warrant also is subject to the following terms and conditions:

1.           Exercise and Payment; Exchange.

(a)           Exercise of Warrant. This Warrant may be exercised in whole or in part at any time from and after the date hereof through 5:00 p.m., seven and a half (7.5) years after the date hereof (the “Expiration Date”), at which time this Warrant shall expire and become void, but if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which shall not be such a day. Exercise shall be by presentation and surrender to the Company, or at the office of any transfer agent designated by the Company (the “Transfer Agent”), of (i) this Warrant, (ii) the attached exercise form properly executed, and (iii) a certified or official bank check for the Exercise Price for the number of shares of Common Stock issuable upon exercise of this Warrant specified in the exercise form. If this Warrant is exercised in part only, the Transfer Agent shall, upon surrender of the Warrant, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remaining number of Warrant Shares purchasable hereunder. Upon receipt by the Company of this Warrant in proper form for exercise, accompanied by payment as aforesaid, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.

(b)           Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Warrant Share is greater than the Exercise Price (at the date of calculation set forth below), in lieu of exercising this Warrant by cash payment, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Company or the Transfer Agent, if any, together with the properly executed attached exercise form, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X = Y (A-B)
A

Where            X = the number of Warrant Shares to be issued to the Holder

Y = the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A = the fair market value of one Warrant Share (at the date of such calculation)

B = Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one Warrant Share shall be (a) the closing price of the Company’s Warrant Shares on a national securities exchange or the over-the-counter market on the trading day immediately prior to the date of exercise; provided that if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which shall not be such a day; or (b) if no such market price exists, determined by the Company’s Board of Directors in good faith.

(c)            Conditions to Exercise or Exchange. The restrictions in Section 7 shall apply, to the extent applicable by their terms, to any exercise or exchange of this Warrant permitted by this Section 1.

2.           Reservation of Shares. The Company shall, at all times until the Expiration Date, reserve for issuance and delivery upon exercise of this Warrant the number of Warrant Shares which shall be required for issuance and delivery upon exercise of this Warrant.

3.           Fractional Interests. The Company shall not issue any fractional shares or scrip representing fractional shares upon the exercise or exchange of this Warrant. With respect to any fraction of a share resulting from the exercise or exchange hereof, the Company shall round up to the next whole Warrant Share.

4.           No Rights as Shareholder. This Warrant shall not entitle the Holder to any rights as a shareholder of the Company, either at law or in equity. The rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

5.           Adjustments in Number and Exercise Price of Warrant Shares.

        5.1        The number of shares of Common Stock for which this Warrant may be exercised and the Exercise Price therefor shall be subject to adjustment as follows:

(a)            If the Company is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the number of shares of Common Stock for which this Warrant may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Common Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all of the Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

(b)            If the Company declares a dividend on Common Stock payable in Common Stock or securities convertible into Common Stock, the number of shares of Common Stock for which this Warrant may be exercised shall be increased as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend shall equal the aggregate amount so payable immediately before such record date.

(c)            If the Company distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs any evidence of indebtedness, or any of its assets (other than cash, Common Stock or securities convertible into

Common Stock), the Company shall give written notice to the Holder of any such distribution at least thirty (30) days prior to the proposed record date in order to permit the Holder to exercise this Warrant on or before the record date.  There shall be no adjustment in the number of shares of Common Stock for which this Warrant may be exercised, or in the Exercise Price, by virtue of any such distribution.

(d)            If the Company offers rights or warrants generally to the holders of Common Stock which entitle them to subscribe to or purchase additional Common Stock or securities convertible into Common Stock, the Company shall give written notice of any such proposed offering to the Holder at least thirty (30) days prior to the proposed record date in order to permit the Holder to exercise this Warrant on or before such record date. There shall be no adjustment in the number of shares of Common Stock for which this Warrant may be exercised, or in the Exercise Price, by virtue of any such distribution.

(e)           If the event, as a result of which an adjustment is made under paragraph (a) or (b) above, does not occur, then any adjustments in the Exercise Price or number of shares issuable that were made in accordance with such paragraph (a) or (b) shall be adjusted to the Exercise Price and number of shares as were in effect immediately prior to the record date for such event.

5.2            In the event of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination), or in the event of any consolidation or merger of the Company with or into another entity, or in the event of a sale of all or substantially all of the Company’s assets to another person or entity, at any time prior to the expiration of this Warrant, upon subsequent exercise of this Warrant the Holder shall have the right to receive the same kind and number of shares of common stock and other securities, cash or other property as would have been distributed to the Holder upon such reorganization, reclassification, consolidation or merger had the Holder exercised this Warrant immediately prior to such reorganization, reclassification, consolidation, merger, or asset sale appropriately adjusted for any subsequent event described in this Section 5. The Holder shall pay upon such exercise the Exercise Price that otherwise would have been payable pursuant to the terms of this Warrant. If any such reorganization, reclassification, consolidation or merger results in a cash distribution in excess of the then applicable Exercise Price, the holder may, at the Holder’s option, exercise this Warrant under Section 1(b) of this Warrant. In the event of any such reorganization, merger or consolidation, the corporation formed by such consolidation or merger or the corporation which shall have acquired the assets of the Company shall execute and deliver a supplement hereto to the foregoing effect, which supplement shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Warrant.

5.3            If the Company shall, at any time before the expiration of this Warrant, dissolve, liquidate or wind up its affairs, the Holder shall have the right to receive upon exercise of this Warrant, in lieu of the shares of Common Stock of the Company that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the Exercise Price provided by this Warrant, the Holder may, at the Holder’s option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall deduct an amount equal to the Exercise Price from the amount payable to the Holder.

5.4            The form of this Warrant need not be changed because of any adjustment in the number of Warrant Shares pursuant to this Section 5, and, whenever such an adjustment is made, the Company shall promptly deliver to Holder a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such an adjustment.

6.           Notices to Holder. So long as this Warrant shall be outstanding (a) if the Company shall pay any dividends or make any distribution upon the Common Stock otherwise than in cash or (b) if the Company shall offer generally to the holders of Common Stock the right to subscribe to or purchase any shares of any class of Common Stock or securities convertible into Common Stock or any similar rights or (c) if there shall be any capital reorganization of the Company in which the Company is not the surviving entity, recapitalization of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in such event, the Company shall cause to be mailed to the Holder, at least thirty (30) days prior to the relevant date described below (or such shorter period as is reasonably possible if thirty (30) days is not reasonably possible), a notice containing a description of the proposed action and stating the date or expected date on which a record of the Company’s shareholders is to be taken for the purpose of any such dividend, distribution of rights, or such reclassification, reorganization, consolidation, merger, conveyance, lease or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event.

7.           Transfer, Exercise, Exchange, Assignment or Loss of Warrant, Warrant Shares or Other Securities.

7.1            This Warrant may be transferred, exercised, exchanged or assigned (“transferred”), in whole or in part, subject to the following restrictions. This Warrant and the Warrant Shares or any other securities (“Other Securities”) received upon exercise of this Warrant shall be subject to restrictions on transferability until registered under the Securities Act of 1933, as amended (the “Securities Act”), unless an exemption from registration is available. Until this Warrant and the Warrant Shares or Other Securities are so registered, this Warrant and any certificate for Warrant Shares or Other Securities issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, stating that this Warrant  the Warrant Shares or Other Securities may not be sold, transferred or otherwise disposed of unless, in the opinion of counsel satisfactory to the

Company, which may be counsel to the Company, that this Warrant, the Warrant Shares or Other Securities may be transferred without such registration. This Warrant and the Warrant Shares or Other Securities may also be subject to restrictions on transferability under applicable state securities or blue sky laws. Until this Warrant and the Warrant Shares or Other Securities are registered under the Securities Act, the Holder shall reimburse the Company for its expenses, including attorneys’ fees, incurred in connection with any transfer or assignment, in whole or in part, of this Warrant or any Warrant Shares or Other Securities.

7.2           Until this Warrant, the Warrant Shares or Other Securities are registered under the Securities Act, the Company may require, as a condition of transfer of this Warrant, the Warrant Shares, or Other Securities, that the transferee (who may be the Holder in the case of an exercise or exchange) represent that the securities being transferred are being acquired for investment purposes and for the transferee’s own account and not with a view to or for sale in connection with any distribution of the security.

7.3           Any transfer permitted hereunder shall be made by surrender of this Warrant to the Company or to the Transfer Agent at its offices with a duly executed request to transfer the Warrant, which shall provide adequate information to effect such transfer and shall be accompanied by funds sufficient to pay any transfer taxes applicable. Upon satisfaction of all transfer conditions, the Company or Transfer Agent shall, without charge, execute and deliver a new Warrant in the name of the transferee named in such transfer request, and this Warrant promptly shall be cancelled.

7.4           Upon receipt by the Company of evidence satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of reasonable satisfactory indemnification, or, in the case of mutilation, upon surrender of this Warrant, the Company will execute and deliver, or instruct the Transfer Agent to execute and deliver, a new Warrant of like tenor and date, any such lost, stolen or destroyed Warrant thereupon shall become void.

8.           Representations and Warranties of the Holder.  The Holder hereby represents and warrants to the Company with respect to the issuance of the Warrant as follows:

8.1           Experience.  The Holder has substantial experience in evaluating and investing in securities in companies similar to the Company so that such Holder is capable of evaluating the merits and risks of such Holder’s investment in the Company and has the capacity to protect such Holder’s own interests.

8.2           Investment.  The Holder is acquiring this Warrant (and the Warrant Shares issuable upon exercise of this Warrant) for investment for such Holder’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Holder understands that this Warrant (and the Warrant Shares issuable upon exercise of the Warrant) have not been registered, nor does the Company have any contractual obligation to register the Warrant or Warrant Shares under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein.  The Holder further understands that, at the time

Holder wishes to sell the Warrant Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not have filed all reports and other materials required under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, other than Form 8-K reports, during the preceding 12 months, and that, in such event, because the Company may have been a “shell company” as contemplated under Rule 144(i), Rule 144 will not be available to the Holder.

8.3           Held Indefinitely.  The Holder acknowledges that this Warrant (and the Warrant Shares issuable upon exercise of this Warrant) must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

8.4           Accredited Holder.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

8.5           Legends.  The Holder understands and acknowledges that the certificate(s) evidencing the securities issued by the Company will be imprinted with a restrictive legend as referenced in Section 7.1 above.

8.6           Authorization.  This Warrant and the agreements contemplated hereby, when executed and delivered by the Holder, will constitute a valid and legally binding obligation of the Holder, enforceable in accordance with their respective terms.

9.           Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed, certified, return-receipt requested, postage prepaid to the address set forth on the signature page below. Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered seventy-two (72) hours after mailing thereof. If any notice is sent by fax or email to a party, it will be deemed to have been delivered on the date the fax or email thereof is actually received, provided the original thereof is sent by certified mail, in the manner set forth above, within twenty-four (24) hours after the fax or email is sent.

10.           Amendment.  Any provision of this Warrant may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

11.           Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

12.           Securities Registration.

12.1           In the event, Company proposes to register any shares of Common Stock under the Securities Act, for sale or re-sale to the general public solely for cash on a form that also permits the re-sale of Warrant Shares (the “Registrable Shares”), the Company will (i) promptly give to Holder written notice thereof and (ii) use commercially reasonable efforts to include in such registration and in a related underwriting, if any, all Registrable Shares specified in a written request by Holder, which request must be received by the Company within 15 days of notice from Company of the intent to register Shares, and, subject to the following subsection,  Holder shall be entitled to participate in a maximum of one such registration.  All expenses of registration will be borne by the Company, except that Holder will be responsible for all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel or other advisers for such Holder.  As a condition to any registration hereunder, Holder must promptly furnish in writing to the Company (and in any event within 10 days of request) such information regarding Holder and the distribution proposed by Holder as the Company may request and as may be required in connection with any registration, qualification, or efforts to comply with applicable laws, rules and regulations, and to execute such documents in connection with such registration as the Company may reasonably request, and will be solely responsible therefor.  If a registration statement (the “Registration Statement”) is proposed to be filed by the Company under the Securities Act, in connection with a private placement of securities and Holder requests that the Registrable Shares be included in that registration, Holder shall be subject to the same terms and conditions with regard to the Company’s obligations to register such Registrable Shares as other holders of securities being registered pursuant to such Registration Statement.  The Company will take all necessary actions and make all necessary filings to keep the Registration Statement registering the Registrable Shares effective for a period that extends from the first date on which the Securities and Exchange Commission issues an order of effectiveness in relation to the Registration Statement until such date as the Company’s counsel issues a legal opinion asserting that the Registrable Shares are available for resale under Rule 144 of the Securities Act.

12.2           If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company will so advise Holder as a part of the written notice given under the preceding subsection.  In that case, the right of Holder to registration will be conditioned on Holder’s participation in such underwriting and all persons proposing to distribute Registrable Shares through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  If the underwriter of the offering determines that marketing factors require a limitation on the number of Registrable Securities to be sold for the account of persons other than the Company, the Company will be required to include in the relevant offering and registration only so many of such Registrable Shares, in addition to any shares of Common Stock to be offered by the Company, as the underwriter believes in good faith would not adversely affect the distribution of the securities to be registered and sold by the Company.  If Holder participates in a registration, Holder will not, if so requested by the Company and an underwriter of securities of the Company, sell or otherwise transfer or dispose of any other securities of the Company other than pursuant to the registration statement for a period not to exceed 180 days.

IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant on the respective dates set forth below.

HOLDER

Date: _____________
Name :

ANTRIABIO, INC.

Date: _____________	By:
Name: Nevan Elam
Title : Chief Executive Officer